BNP RESIDENTIAL PROPERTIES, INC.                                 Exhibit 99.1
301 South College Street - Suite 3850
Charlotte, North Carolina 28202

Contact: Philip S. Payne
         Chairman
         Tel:  (704) 944-0100
         Fax:  (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE

                 BNP RESIDENTIAL PROPERTIES, INC. ANNOUNCES THE
                  ACQUISITION OF THE STERLING BLUFF APARTMENTS

Charlotte, North Carolina
April 7, 2006

BNP Residential Properties, Inc. (AMEX: BNP) today announced the acquisition of Sterling Bluff Apartments in Carrboro, North Carolina, for a contract purchase price of $9,400,000. The property contains 144 one and two bedroom apartment homes. The property also includes a swimming pool, fitness center and tennis court. This acquisition was funded by a draw on our existing line of credit.

Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. Following the acquisition announced today, the Company owns and operates 31 apartment communities containing a total of 8,090 units, and serves as general partner of partnerships that own 3 communities with 713 units. In addition to the apartment properties, the Company owns 40 properties that are leased on a triple net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT, or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.


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